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                                                               EXHIBIT 23(a)


                     Consent of Ernst & Young LLP


     We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-26767) and (File No. 333-26977) of Greif Bros. Corporation of our report dated December 6, 1999 with respect to the consolidated financial statements of Greif Bros. Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 1999.

     We also consent to the incorporation by reference in the registration statements referred to in the first paragraph of our report dated December 6, 1999 with respect to the financial statement schedule of Greif Bros. Corporation for the year ended October 31, 1999 included in the Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
January 24, 2000